Exhibit 99.1

CECIL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Independent Auditor’s Report

Board of Directors and Stockholders

Cecil Bancorp, Inc.

Opinion

We have audited the consolidated financial statements of Cecil Bancorp, Inc. and its subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

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In performing an audit in accordance with GAAS, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Richmond, Virginia

April 9, 2025

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CECIL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

(in thousands, except per share data)

ASSETS
	2024	2023

Cash and due from banks	$579	$429
Interest bearing deposits with banks	16,657	14,179
Federal funds sold	846	543
Total cash and cash equivalents	18,082	15,151
Securities available-for-sale at fair value	21,944	17,759
Restricted investment securities – at cost	1,192	1,046
Loans receivable	168,492	181,285
Less: Allowance for loan credit losses	(1,766)	(1,775)
Net loans receivable	166,726	179,510
Premises and equipment, net	2,655	2,754
Accrued interest receivable	1,091	972
Deferred tax assets, net	9,734	9,780
Other assets	2,094	4,238
TOTAL ASSETS	$223,518	$231,210

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$190,928	$194,746
Advances from Federal Reserve Bank of Richmond	—	7,000
Advances from Federal Home Loan Bank of Atlanta	2,750	—
Other liabilities	1,273	1,171
Total liabilities	194,951	202,917

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; authorized 1,000,000,000 shares in 2024 and 2023, issued and outstanding 11,741,571 voting shares and 3,885,427 nonvoting shares in 2024 and 11,577,504 voting shares and 3,885,427 nonvoting shares in 2023	156	154
Additional paid in capital	53,051	52,891
Retained deficit	(22,792)	(22,982)
Accumulated other comprehensive income (loss)	(1,848)	(1,770)
Total stockholders’ equity	28,567	28,293
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$223,518	$231,210

See accompanying notes to consolidated financial statements.

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CECIL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(in thousands, except per share data)

	2024	2023

INTEREST INCOME:
Interest and fees on loans	$10,093	$9,123
Interest on investment securities	633	354
Dividends on FHLB and FRB stock	64	59
Other interest income	1,112	1,015
Total interest income	11,902	10,551

INTEREST EXPENSE:
Interest expense on deposits	4,207	2,762
Interest expense on advances from Federal Reserve Bank of Richmond	233	17
Interest expense on advances from Federal Home Loan Bank of Atlanta	63	—
Total interest expense	4,503	2,779

NET INTEREST INCOME	7,399	7,772
PROVISION FOR CREDIT LOSSES	1,215	1,090
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	6,184	6,682

NONINTEREST INCOME:
Deposit account fees	126	135
ATM fees	340	359
Gain (loss) on sale of repossessed assets	97	14
Gain (loss) on disposal of premises and equipment	—	(5)
Insurance proceeds	778	—
Other	47	271
Total noninterest income	1,388	774

NONINTEREST EXPENSE:
Salaries and employee benefits	3,240	3,061
Occupancy expense	444	445
Equipment and data processing expense	1,081	1,019
Professional fees	622	723
FDIC deposit insurance premium	220	234
Other real estate owned expense, (gain) loss on sale, and valuation adjustments, net	5	(14)
Insurance expense	105	232
Fraud loss	806	—
Other	784	937
Total noninterest expense	7,307	6,637

INCOME (LOSS) BEFORE INCOME TAXES	265	819
INCOME TAX EXPENSE (BENEFIT)	75	228
NET INCOME (LOSS)	$190	$591

Earnings (loss) per common share - basic	$0.01	$0.04
Earnings (loss) per common share - diluted	$0.01	$0.04

See accompanying notes to consolidated financial statements.

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CECIL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(in thousands)

	2024	2023

Net income (loss)	$190	$591
Other comprehensive income (loss):
Net unrealized gain (loss) on securities available-for-sale, net of deferred taxes of $29 in 2024 and $54 in 2023	(78)	(144)
Other comprehensive income (loss)	(78)	(144)
Total comprehensive income (loss)	$112	$447

See accompanying notes to consolidated financial statements.

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CECIL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders’
	Stock	Capital	Deficit	Income (Loss)	Equity

BALANCES AT JANUARY 1, 2023	$154	52,660	(22,740)	(1,626)	28,448

Net income (loss)	—	—	591	—	591
Other comprehensive income (loss)	—	—	—	(144)	(144)
Adoption of Accounting Standards Update 2016-13	—	—	(833)	—	(833)
Stock-based compensation	—	231	—	—	231

BALANCES AT DECEMBER 31, 2023	$154	$52,891	$(22,982)	$(1,770)	$28,293

Net income (loss)	—	—	190	—	190
Other comprehensive income (loss)	—	—	—	(78)	(78)
Stock-based compensation	2	160	—	—	162

BALANCES AT DECEMBER 31, 2024	$156	$53,051	$(22,792)	$(1,848)	$28,567

See accompanying notes to consolidated financial statements.

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CECIL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

(in thousands)

	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$190	$591
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation of premises and equipment	164	163
Amortization of right of use assets	113	79
Amortization (accretion) of investment securities	(106)	57
Provision for credit losses	1,215	1,090
(Gain) loss on sale of repossessed assets	(97)	(14)
(Gain) loss on sale and valuation adjustments of other real estate owned, net	—	(22)
(Gain) loss on disposal of premises and equipment	—	5
Stock-based compensation	162	231
Deferred tax expense (benefit)	75	228
Net change in:
Accrued interest receivable and other assets	4,230	3,599
Other liabilities	(18)	(1,071)
Net cash provided by (used in) operating activities	5,928	4,936

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales, maturities, calls and principal payments
of investment securities available-for-sale	2,019	1,024
Purchase of investment securities available-for-sale	(6,205)	(5,262)
Net (purchase) redemption of restricted investment securities	(146)	(83)
Purchase of loans	(37,087)	(45,078)
Net decrease in loans	46,555	47,069
Proceeds from sale of other real estate owned	—	269
Proceeds from sale of premises and equipment	—	4
Purchases of premises and equipment	(65)	(8)
Net cash provided by (used in) investing activities	5,071	(2,065)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	(3,818)	(12,381)
Net increase (decrease) in advances from Federal Reserve Bank of Richmond	(7,000)	7,000
Net increase (decrease) in advances from Federal Home Loan Bank of Atlanta	2,750	—
Net cash provided by (used in) financing activities	(8,068)	(5,381)

Increase (decrease) in cash and cash equivalents	2,931	(2,510)
Cash and cash equivalents at beginning of year	15,151	17,661
Cash and cash equivalents at end of year	$18,082	$15,151

Supplemental disclosure of cash flows information:
Cash paid for interest	$4,507	$2,765
Cash paid for income taxes	$—	$—

Supplemental disclosure of noncash investing and financing activities:
Unrealized loss on investment securities available-for-sale	$(107)	$(198)
Transfer of loans to repossessed assets	$2,222	$553

See accompanying notes to consolidated financial statements.

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CECIL BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

1.	SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Cecil Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Cecil Bank (the “Bank”), together with its subsidiaries, Cecil Financial Services Corporation, Novo Realty, LLC, Route 9 Old New Castle, LLC, and Chesapeake Club Subdivision, LLC conform to accounting principles generally accepted in the United States of America.

The following is a summary of the more significant accounting policies:

Nature of Operations

Through its subsidiary bank, the Company conducts full-service commercial banking primarily in Cecil County, Maryland. Services to individuals and businesses include accepting deposits, and extending real estate, consumer and commercial loans and lines of credit.

Policy for Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. Consolidation has resulted in the elimination of all significant intercompany balances and transactions. The financial statements of the Company (parent only) include its investment in its subsidiary under the equity method of accounting.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for credit losses, other real estate owned valuation, deferred tax valuation allowance, and impairment of investment securities.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. Assets categorized in the balance sheet as cash and due from banks, interest bearing deposits with banks, and federal funds sold are considered cash and cash equivalents. Interest bearing deposits with banks generally exceed balances that are recoverable under Federal Deposit Insurance Corporation (“FDIC”) insurance.

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Investment Securities

Debt securities the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities are classified as trading securities if bought and held principally for the purpose of selling them in the near-term. Trading securities are reported at estimated fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held-to-maturity or trading securities are considered available-for-sale and are reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported, on an after-tax basis, as a separate component of stockholders’ equity, in accumulated other comprehensive income. The Company designates debt securities into one of the three categories at the time of purchase.

Premiums and discounts on investments are recognized in interest income over the terms of the securities using methods that approximate the interest method. Premiums on callable securities are amortized through the earliest call date. For debt securities classified as available-for-sale, impairment is recognized in its entirety in net income if either (1) we intend to sell the security or (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more likely than not that the Bank will be required to sell the security before recovery, the Bank evaluates unrealized losses to determine whether a decline in fair value below amortized cost basis is a result of a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security, or other factors such as changes in market interest rates. If a credit loss exists, an allowance for credit losses is recorded that reflects the amount of the impairment related to credit losses, limited by the amount by which the security’s amortized cost basis exceeds its fair value. Changes in the allowance for credit losses are recorded in net income in the period of change and are included in the provision for credit losses. Changes in the fair value of debt securities available-for-sale not resulting from credit losses are recorded in other comprehensive income/loss. The Bank regularly reviews unrealized losses in its investment securities and cash flows expected to be collected from impaired securities based on criteria including the extent to which market value is below amortized cost, the financial health of and specific prospects for the issuer, the Bank’s intention with regard to holding the security to maturity, and the likelihood that the Bank would be required to sell the security before recovery. The Bank measures expected credit losses on held-to-maturity securities. The adoption of ASC 326 did not affect the carrying value of debt securities or the amount of unrealized gains/losses recorded in accumulated other comprehensive income (loss). Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Restricted Investment Securities

Restricted investment securities consist of Federal Reserve Bank of Richmond (“FRB”), Federal Home Loan Bank of Atlanta (“FHLB”), and Community Bankers’ Bank (“CBB”) stock which are required by law or are restricted as to marketability. Because the investment securities are not marketable, they are reported at cost and periodically evaluated for impairment based on the ultimate recovery of par value. As of December 31, 2024 and 2023, the Company met all stock ownership requirements set forth by the FRB, FHLB, and CBB.

Loans Receivable

Loans are stated at their principal balance outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal outstanding. Loan origination fees, net of certain direct origination costs, as well as purchased loan premiums and discounts, are deferred and recognized in interest income using the level-yield method. The Company places loans, except for consumer loans, on nonaccrual when any portion of the principal or interest is ninety days past due and

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collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in management’s opinion, collection is unlikely. Generally, consumer installment loans are not placed on nonaccrual, but are charged off when they are three months past due.

Allowance for Credit Losses

During June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASC 326, as amended, requires an entity to measure expected credit losses for financial assets carried at amortized cost based on historical experience, current conditions, and reasonable and supportable forecasts. ASC 326 also amended the impairment model for available for sale securities and addressed purchased financial assets with deterioration. The Bank adopted ASC 326 as of January 1, 2023 in accordance with the required implementation date and recorded the impact of adoption to retained deficit, net of deferred income taxes, as required by the standard. Subsequent to adoption, the Bank records adjustments to its allowance for credit losses and reserves for unfunded commitments through the provision for credit losses in the consolidated statements of operations.

The allowance for credit losses (“Allowance” or “ACL”) is established through a provision for credit losses charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Allowance is evaluated on a regular basis, but not less than quarterly, by management and is based upon management’s judgment of the amount necessary to absorb the lifetime expected losses that may be sustained on outstanding loans at the balance sheet date based on the evaluation of the size and current risk characteristics of the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions, and prepayment experience.

The Bank utilizes a third-party model to tabulate its estimate of current expected credit losses (“CECL”), using the average charge-off method. In accordance with ASC 326, the Bank has segmented its loan portfolio and unfunded commitments based on similar risk characteristics which generally classifies them based on the call report codes. Due to the significant balance of purchased loans, the Bank has further segmented its commercial business and consumer loans based on the seller/servicer of these purchased portfolios. The Bank primarily utilizes the historical loss rate for similarly sized institutions in the State of Maryland, beginning in March 2000, for its quantitative component of CECL. To further adjust the allowance for credit losses for expected losses not already included within the quantitative component of the calculation, the Bank may consider the following qualitative adjustment factors: national, regional, and local economic conditions; changes in collateral values; existence of concentrations of credit; changes in the volume and severity of past due and nonaccrual loans; changes in the nature and volume of loans; the quality of the Bank’s loan review process; and changes in the experience and depth of lending staff.

Loans and unfunded commitments that do not share risk characteristics are evaluated on an individual basis. The individually evaluated loans and unfunded commitments are those that are classified as either doubtful or substandard, or are otherwise considered impaired. For these instruments, the Allowance is established when the collateral value or observable market price, adjusted for estimated costs to sell, is lower than the carrying value.

The adoption of ASC 326 did not result in a significant change to any other credit risk management and monitoring processes, including identification of past due borrowers, nonaccrual practices, or the Bank’s charge-off policies.

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Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment, including costs related to developing or obtaining software for internal use, are depreciated on a straight-line basis over their useful lives, which range from three to seven years for furniture, fixtures and equipment to thirty-nine years for buildings and building improvements. Leasehold improvements are amortized over the shorter of their estimated useful economic lives or the lives of the leases. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life are capitalized and depreciated over the remaining life. Interest costs on the original purchase, significant repairs, and construction expenditures relating to Bank premises are capitalized at the Bank’s average cost of funds and depreciated over the life of the building.

Other Real Estate Owned

Other real estate owned (“OREO”) comprises properties acquired in partial or total satisfaction of problem loans. The properties are recorded at fair value at the date acquired, less estimated costs of disposal, which establishes a new cost basis. Losses arising at the time of acquisition of such properties are charged against the ACL. Subsequent write-downs that may be required are expensed when incurred and included in noninterest expense. Gains and losses realized from sales and expenses of operation are included in noninterest expense.

Revenue Recognition

ASC Topic 606 “Revenue from Contracts with Customers” does not apply to revenue associated with financial instruments, including revenue from loans and investment securities. Topic 606 is applicable to noninterest revenue such as deposit related fees and debit card fees. Substantially all of the Company’s noninterest revenue is generated from contracts with customers. Noninterest income included within the scope of Topic 606 is discussed below.

Deposit account fees consist of monthly service fees, insufficient funds fees, check orders, and other deposit related fees. The Company’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Insufficient funds fees, check orders, and other deposit related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for deposit account fees is primarily received immediately or at the end of the month through a direct charge to customers’ accounts.

ATM fees are generated from the Company’s cardholders using other banks’ ATMs, the use of the Company’s ATMs by non-bank cardholders, and interchange fees earned from usage of the Company’s debit cards in payment networks such as MasterCard. Other noninterest income consists primarily of safe deposit box fees, wire transfer fees, and official check fees. The Company’s performance obligation is satisfied, and related revenue recognized when the services are received. Payment of these fees is received immediately in the case of ATM fees, wire transfer fees, and official check fees. With respect to safe deposit box fees, revenue is recognized on the cash basis, which is materially within the duration of the performance obligation.

Gains/losses on sales of OREO result from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform the obligations under the contract and whether collectability of the transaction price is probable. In determining the

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gain/loss on sale, the Company adjusts the transaction price and the related gain/loss on sale if a significant financing component is present.

Income Taxes

Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Under the liability method, deferred income taxes are determined based on the differences between the financial statement carrying amounts and the income tax basis of assets and liabilities and are measured at the enacted tax rates that will be in effect when these differences reverse. A valuation allowance reduces deferred tax assets to the amount expected to be realized. The Company recognizes interest and penalties related to income tax matters in other noninterest expense. The Company does not have any uncertain tax positions that are deemed material and did not recognize any adjustments for unrecognized tax benefits.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $13 thousand and $24 thousand for the years ended December 31, 2024 and 2023, respectively.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) are calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by adjusting the denominator of the basic earnings per share computation for the effects of all dilutive potential common shares outstanding during the period. The dilutive effects of options, warrants, and their equivalents are computed using the treasury stock method.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) which includes net income (loss), as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. The Company’s only significant element of other comprehensive income (loss) is unrealized gains and losses on available-for-sale securities.

Transfers of Financial Assets

The Company accounts for transfers and servicing of financial assets in accordance with ASC Topic 860, Transfers and Servicing. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Stock Based Compensation

Compensation cost is recognized for stock options, restricted stock and other stock awards issued to employees, based on the fair value of those awards at the date of grant. Compensation cost is recognized over the required service period, generally defined as the vesting period.

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Subsequent Events

Subsequent events have been evaluated for potential recognition and/or disclosure through the date of the Independent Auditor’s Report, which is the date these financial statements were available to be issued. The Company evaluates subsequent events that have occurred after the balance sheet date, but before the financial statements are issued. There are two types of subsequent events (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the consolidated financial statements.

Fraud Losses

The Bank sustained a one-time customer related fraud loss during June 2024 in the amount of $806 thousand. The Bank subsequently received a $778 thousand insurance claim reimbursement in October 2024. These items are shown separately in the Consolidated Statement of Income for the year ended December 31, 2024.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require an entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, which is greater than five percent of the amount computed by multiplying pretax income by the entity’s applicable statutory rate, on an annual basis. Additionally, the amendments in this ASU require an entity to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes and the amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions that are equal to or greater than five percent of total income taxes paid (net of refunds received). Lastly, the amendments in this ASU require an entity to disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its consolidated financial statements.

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3.	INVESTMENT SECURITIES

Investment securities have been classified in the consolidated balance sheets according to management’s intent and ability to hold the investment.

Investment securities at December 31, 2024 and 2023 are summarized in the following table (in thousands).

	2024
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available-for-Sale:
SBA securitized loan pools	$624	$—	$22	$602
Mortgage-backed securities	22,694	10	2,500	20,204
Corporate bonds	1,175	—	37	1,138
	$24,493	$10	$2,559	$21,944

	2023
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available-for-Sale:
SBA securitized loan pools	$161	$—	$14	$147
Mortgage-backed securities	18,864	45	2,396	16,513
Corporate bonds	1,175	—	76	1,099
	$20,200	$45	$2,486	$17,759

At December 31, 2024 and 2023, investment securities with a carrying value of $14.8 million and $11.4 million, respectively, were pledged to the FRB. At December 31, 2024 and 2023, investment securities with a carrying value of $129 thousand and $0, respectively, were pledged to the FHLB.

The contractual maturities of investment securities at December 31, 2024 (in thousands) are shown below. The values shown are carrying values. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Carrying	Due Within	Due Between	Due Between	Due After
	Value	One Year	1-5 Years	5-10 Years	10 Years
Available-for-Sale:
SBA securitized loan pools	$602	$—	$473	$—	$129
Mortgage-backed securities	20,204	—	—	1,663	18,541
Corporate bonds	1,138	—	656	482	—
	$21,944	$—	$1,129	$2,145	$18,670

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As of December 31, 2024, unrealized losses (in thousands) on securities were comprised of the following based on the length of time that the securities have been in a continuous loss position:

	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available-for-Sale:
SBA securitized loan pools	$473	$10	$129	$12	$602	$22
Mortgage-backed securities	8,646	88	10,224	2,412	18,870	2,500
Corporate bonds	—	—	1,138	37	1,138	37
	$9,119	$98	$11,491	$2,461	$20,610	$2,559

As of December 31, 2023, unrealized losses (in thousands) on securities were comprised of the following based on the length of time that the securities have been in a continuous loss position:

	Less than 12 Months		More than 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Available-for-Sale:
SBA securitized loan pools	$—	$—	$147	$14	$147	$14
Mortgage-backed securities	1,496	1	11,204	2,395	12,700	2,396
Corporate bonds	—	—	1,099	76	1,099	76
	$1,496	$1	$12,450	$2,485	$13,946	$2,486

As of December 31, 2024 and 2023, management does not have the intent to sell any of the securities classified as available for sale in the tables above and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The decline in the fair market value of the Company’s residential mortgage-backed securities and the resultant unrealized loss at December 31, 2024 and 2023 is the result of an increase in the market rates of interest. Management does not believe any of the securities are impaired due to credit quality. Accordingly, as of December 31, 2024 and 2023, management believes the impairments detailed in the tables above are temporary and no allowance for credit losses has been recorded.

As of December 31, 2024, there were two Small Business Administration (“SBA”) securitized loan pools, thirty-nine mortgage-backed securities, and three corporate bonds in an unrealized loss position. As of December 31, 2023, there was one SBA securitized loan pool, twenty-five mortgage-backed securities, and three corporate bonds in an unrealized loss position.

During the years ended December 31, 2024 and 2023, the Company did not sell any investment securities.

4.	LOANS AND ALLOWANCE FOR LOAN CREDIT LOSSES

The Company has segregated its loan portfolio into six segments, including consumer, commercial business, commercial real estate, construction and land development, 1-4 family residential and home equity, and multi-family residential.

The Company originates loans in its local market area in Northeastern Maryland in Cecil County and surrounding areas. In addition, to supplement its local lending activities, the Company also purchases consumer and commercial loans and loan participations from other financial institutions and independent finance companies. Purchased loans are generally purchased in pools and are extended to both consumer

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and commercial borrowers located throughout the United States. The performance of the loan portfolio will be influenced by both regional and national economic conditions.

The Company's consumer loans consist of automobile loans, boat loans, deposit account secured loans, and other consumer loans. The loans are generally offered for terms of 5 to 20 years at fixed interest rates. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment as a result of damage, loss, or depreciation. In addition, collections are dependent on the borrower's continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. During the years ended December 31, 2024, and 2023, the Company purchased $37.1 million and $32.4 million in consumer loans, respectively.

The Company offers secured and unsecured commercial business loans and lines of credit. Commercial loans are generally extended on a secured basis, secured by equipment, inventory, accounts receivable, vehicles, or other business assets. Lines of credit are generally extended for periods of up to 1 year and may be extended on either a secured or unsecured basis. Commercial term loans secured by equipment or vehicles are generally extended for periods of 3 to 7 years at fixed interest rates but may be extended for longer periods based on the useful life of the collateral. Personal guarantees of the business owners are generally required. Commercial business lending entails significant risk, as the payments on such loans generally depend upon the successful operations and management of the business involved. The Company attempts to limit its risk of loss on such loans by limiting the amount and the term, and by requiring personal guarantees of the business owner(s). During the years ended December 31, 2024 and 2023, the Company purchased $0 and $12.7 million in commercial loans, respectively.

The Company primarily originates commercial real estate loans in its local market area. These loans are generally larger and involve greater risks than one-to-four family residential loans. Because payments on these loans are often dependent on the successful operation or management of the property, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Company seeks to minimize these risks in a variety of ways, including requiring substantial down payments from borrowers, with loans generally limited to the lesser of 75-80% of cost or appraised values. Personal guarantees of the property owners are generally required. Commercial real estate loans typically have balloon maturities of 5 to 10 years and are generally extended with fixed rates that adjust after 5 years. Amortization periods may vary based on collateral type but are generally amortized over periods of 20 to 25 years. The Company's commercial real estate loans are typically secured by retail properties, motels/hotels, and industrial or warehouse facilities.

Construction and land development lending primarily involves lending for construction of single-family residences, although the Company does extend credit for the construction of commercial properties and multi-family real estate. The majority of loans made for the purpose of constructing residential homes have loan to-value ratios of 80% or less. Loan proceeds are disbursed during the construction phase according to a draw schedule based on the stage of completion. Construction projects are regularly inspected by contracted inspectors or Bank personnel. Construction loans are underwritten based on the estimated “as complete” value of the property. The Bank originates loans secured by raw land, which are generally granted to developers; these loans have terms of 1 to 3 years. Land loans generally have loan-to-value ratios not exceeding 65%. Land loans have a higher level of risk than residential mortgage loans because their values tend to fluctuate more frequently and in a more pronounced manner. The Company has sought to minimize this risk by offering such financing primarily to builders and developers with whom the Bank has established relationships and to persons who have previous experience with such projects.

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The Company makes residential mortgage loans and home equity lines of credit secured by 1-4 family residential properties. Most loans in this segment are secured by properties located in the Company's local market area. Home equity lines of credit are extended to consumer borrowers at floating rates, generally based on the Bank’s Prime rate of interest, with a maximum loan-to-value ratios not exceeding 80%. Home equity lines have terms of 20 years, with an initial 10-year interest-only draw period, followed by a 10-year repayment period. Residential mortgage loans are extended on 1-4 family residential properties purchased for investment/rental purposes. These loans are generally for terms of 5 to 10 years, with loan to value ratios generally limited to 75% with amortization periods of 20-25 years. Maturities longer than 5 years generally require a rate adjustment after 5 years. The retention of adjustable-rate loans in the portfolio helps reduce the Company's exposure to rising interest rates. However, during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to the upward adjustment of the interest cost to the borrower.

The Company originates multi-family residential loans in its local market area. Because payments on these loans are often dependent on the successful operations and management of the property, repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Company seeks to minimize these risks in a variety of ways, including limiting the size of such loans, requiring personal guarantees from property owners, obtaining substantial down payments and limiting loan to value ratios to 75-80%. These fixed rate loans typically have balloon maturities of 5 to 10 years, amortization periods of 20 to 30 years, with rate adjustments every five years.

On an ongoing basis, the Company assigns a grade to each of its loans. The internal grades are pass, special mention, substandard, doubtful, and loss. Loans graded pass are high quality loans where the borrower exhibits a strong balance sheet position and good earnings and cash flow history. Loans graded special mention show potential weaknesses that deserve the Company’s close attention. If these potential weaknesses are not corrected, they may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date. Substandard loans are inadequately protected by the current sound worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard loans have a well-defined weakness that could jeopardize the liquidation of the debt. Substandard loans are characterized by the distinct possibility that the Company will sustain some loss if the weaknesses are not corrected. Loans graded doubtful have all the weaknesses inherent in substandard loans with the added characteristic that the weaknesses make collection or liquidation in full highly improbable. Assets graded loss are considered uncollectible and of such little value that their continuance as an asset is not warranted. The classification does not mean the loan has absolutely no recovery value, but that it is not practical to defer charging off the loan even though partial recovery may be effected in the future.

On January 1, 2023, the Bank adopted the CECL methodology as required by ASC 326. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loans receivable. For further discussion, please see note 1 to these consolidated financial statements.

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The following table shows the composition of the loan portfolio at December 31, net of deferred loan origination fees and costs.

(In thousands)	2024	2023
Real estate loans:
Construction and land development	$1,860	$2,380
1-4 family residential and home equity	11,488	13,000
Multi-family residential	402	515
Commercial	15,641	16,276
Total real estate loans	29,391	32,171
Commercial business loans	61,986	86,736
Consumer loans	77,115	62,378
Gross loans	168,492	181,285
Less allowance for loan credit losses	(1,766)	(1,775)
Net loans	$166,726	$179,510

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The following tables show credit quality indicators, the aging of receivables, and disaggregated balances of loans receivable and the Allowance (in thousands) as of December 31, 2024 and 2023.

Credit Quality Indicators
As of December 31, 2024
	Term Loans by Year of Origination
	2024	2023	2022	2021	2020	Prior	Revolving	Total

Construction & Land Development
Pass	$179	$—	$—	$—	$—	$2	$—	$181
Special mention	—	—	—	—	—	—	732	732
Substandard	—	—	—	—	—	947	—	947
Total	$179	$—	$—	$—	$—	$949	$732	$1,860
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 Family Residential
Pass	$1,268	$859	$739	$2,172	$98	$5,252	$—	$10,388
Special mention	—	—	—	1,067	—	—	—	1,067
Substandard	—	—	—	31	—	2	—	33
Total	$1,268	$859	$739	$3,270	$98	$5,254	$—	$11,488
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

Multi-Family Residential
Pass	$—	$—	$—	$107	$—	$295	$—	$402
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$—	$—	$—	$107	$—	$295	$—	$402
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate
Pass	$2,005	$29	$4,482	$1,265	$1,201	$4,273	$—	$13,255
Special mention	—	—	555	656	—	—	—	1,211
Substandard	—	—	—	—	883	292	—	1,175
Total	$2,005	$29	$5,037	$1,921	$2,084	$4,565	$—	$15,641
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Business
Pass	$301	$26,637	$3,359	$25,175	$1,246	$3,968	$—	$60,686
Special mention	—	691	—	—	—	—	—	691
Substandard	—	609	—	—	—	—	—	609
Total	$301	$27,937	$3,359	$25,175	$1,246	$3,968	$—	$61,986
Gross Charge-Offs	$—	$1,031	$76	$156	$—	$—	$—	$1,263

Consumer
Pass	$33,194	$20,340	$16,637	$6,733	$1	$—	$—	$76,905
Special mention	—	—	—	—	—	—	—	—
Substandard	66	144	—	—	—	—	—	210
Total	$33,260	$20,484	$16,627	$6,733	$1	$—	$—	$77,115
Gross Charge-Offs	$6	$—	$153	$—	$—	$—	$—	$159

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Credit Quality Indicators
As of December 31, 2023
	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total

Construction & Land Development
Pass	$—	$—	$200	$—	$—	$8	$—	$208
Special mention	—	—	—	—	—	—	1,211	1,211
Substandard	—	—	—	—	—	961	—	961
Total	$—	$—	$200	$—	$—	$969	$1,211	$2,380
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 Family Residential
Pass	$674	$929	$2,705	$228	$1,229	$6,110	$—	$11,875
Special mention	—	—	1,125	—	—	—	—	1,125
Substandard	—	—	—	—	—	—	—	—
Total	$674	$929	$3,830	$228	$1,229	$6,110	$—	$13,000
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

Multi-Family Residential
Pass	$—	$—	$202	$—	$207	$106	$—	$515
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$—	$—	$202	$—	$207	$106	$—	$515
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate
Pass	$30	$5,065	$2,702	$341	$569	$4,265	$—	$12,972
Special mention	—	—	259	—	1,020	309	—	1,588
Substandard	—	—	—	1,716	—	—	—	1,716
Total	$30	$5,065	$2,961	$2,057	$1,589	$4,574	$—	$16,276
Gross Charge-Offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Business
Pass	$41,649	$5,243	$31,112	$1,637	$61	$4,516	$—	$84,218
Special mention	873	—	—	—	—	—	—	873
Substandard	694	81	870	—	—	—	—	1,645
Total	$43,216	$5,324	$31,982	$1,637	$61	$4,516	$—	$86,736
Gross Charge-Offs	$—	$1,016	$1,176	$—	$—	$—	$—	$2,192

Consumer
Pass	$30,407	$24,039	$7,912	$8	$3	$9	$—	$62,378
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total	$30,407	$24,039	$7,912	$8	$3	$9	$—	$62,378
Gross Charge-Offs	$5	$—	$—	$—	$—	$—	$—	$5

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Age Analysis of Past Due Loans Receivable
As of December 31, 2024
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Total

30-59 Days Past Due	$—	$—	$—	$—	$96	$186	$282
60-89 Days Past Due	—	50	—	—	92	966	1,108
Greater Than 90 Days Past Due	947	34	—	—	455	210	1,646
Total Past Due	947	84	—	—	643	1,362	3,036
Current	913	11,404	402	15,641	61,343	75,753	165,456
Total Loans Receivable	$1,860	$11,488	$402	$15,641	$61,986	$77,115	$168,492

Recorded Investment > 90 Days and Accruing	—	—	—	—	—	—	—

Age Analysis of Past Due Loans Receivable
As of December 31, 2023
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Total

30-59 Days Past Due	$—	$—	$—	$—	$1,271	$—	$1,271
60-89 Days Past Due	—	—	—	—	995	—	995
Greater Than 90 Days Past Due	961	—	—	—	207	—	1,168
Total Past Due	961	—	—	—	2,473	—	3,434
Current	1,419	13,000	515	16,276	84,263	62,378	177,851
Total Loans Receivable	$2,380	$13,000	$515	$16,276	$86,736	$62,378	$181,285

Recorded Investment > 90 Days and Accruing	—	—	—	—	—	—	—

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Allowance for Loan Credit Losses and Recorded Investment in Loans Receivable
For the Year Ended December 31, 2024
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Unallocated	Total

Allowance for loan credit losses:

Beginning balance	$10	$60	$1	$44	$1,513	$78	$69	$1,775
Charge-offs	—	—	—	—	(1,263)	(159)	—	(1,422)
Recoveries	—	1	—	—	307	10	—	318
Provision	(4)	(10)	—	(9)	717	470	(69)	1,095
Ending balance	$6	$51	$1	$35	$1,274	$399	$—	$1,766

Ending balance of allowance individually evaluated for impairment	$—	$—	$—	$—	$479	$—	$—	$479

Ending balance of allowance collectively evaluated for impairment	$6	$51	$1	$35	$795	$399	$—	$1,287

Loans receivable:

Ending balance	$1,860	$11,488	$402	$15,641	$61,986	$77,115	$—	$168,492

Ending balance of loans individually evaluated for impairment	$947	$892	$—	$1,726	$789	$210	$—	$4,564

Ending balance of loans collectively evaluated for impairment	$913	$10,596	$402	$13,915	$61,197	$76,905	$—	$163,928

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Allowance for Loan Credit Losses and Recorded Investment in Loans Receivable
For the Year Ended December 31, 2023
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Unallocated	Total

Allowance for loan losses:

Beginning balance	$1	$22	$—	$12	$1,390	$77	$120	$1,622
Adjustment to allowance for adoption of ASC 326	17	65	11	54	1,026	81	(104)	1,150
Charge-offs	—	—	—	—	(2,192)	(5)	—	(2,197)
Recoveries	—	1	—	—	298	6	—	305
Provision	(8)	(28)	(10)	(22)	991	(81)	53	895
Ending balance	$10	$60	$1	$44	$1,513	$78	$69	$1,775

Ending balance of allowance individually evaluated for impairment	$—	$—	$—	$—	$437	$—	$—	$437

Ending balance of allowance collectively evaluated for impairment	$10	$60	$1	$44	$1,076	$78	$69	$1,338

Loans receivable:

Ending balance	$2,380	$13,000	$515	$16,276	$86,736	$62,378	$—	$181,285

Ending balance of loans individually evaluated for impairment	$961	$896	$—	$2,400	$1,645	$—	$—	$5,902

Ending balance of loans collectively evaluated for impairment	$1,419	$12,104	$515	$13,876	$85,091	$62,378	$—	$175,383

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Loans Receivable on Nonaccrual Status and Loans Past Due Over 89 Days and Accruing
As of December 31, 2024
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Total

Nonaccrual Loans Without an Allowance for Credit Losses	$947	$34	$—	$—	$109	$210	$1,300
Nonaccrual Loans With an Allowance for Credit Losses	$—	$—	$—	$—	$500	$—	$500
Loans Past Due Over 89 Days and Accruing	$—	$—	$—	$—	$—	$—	$—

Loans Receivable on Nonaccrual Status and Loans Past Due Over 89 Days and Accruing
As of December 31, 2023
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Total

Nonaccrual Loans Without an Allowance for Credit Losses	$961	$—	$—	$—	$914	$—	$1,875
Nonaccrual Loans With an Allowance for Credit Losses	$—	$—	$—	$—	$731	$—	$731
Loans Past Due Over 89 Days and Accruing	$—	$—	$—	$—	$—	$—	$—

The following tables present the amortized cost basis of collateral dependent loans that are individually evaluated to determine expected credit losses and the related ACL allocated to those loans.

As of December 31, 2024
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Total

Real Estate Secured Loans	$947	$892	$—	$1,726	$—	$—	$3,565
Non-Real Estate Secured Loans	—	—	—	—	789	210	999
Total Loans	$947	$892	$—	$1,726	$789	$210	$4,564
Allowance for Credit Losses	$—	$—	$—	$—	$479	$—	$479

As of December 31, 2023
	Construction
	& Land	1-4 Family	Multi-Family	Commercial	Commercial
	Development	Residential	Residential	Real Estate	Business	Consumer	Total

Real Estate Secured Loans	$961	$896	$—	$2,400	$—	$—	$4,257
Non-Real Estate Secured Loans	—	—	—	—	1,645	—	1,645
Total Loans	$961	$896	$—	$2,400	$1,645	$—	$5,902
Allowance for Credit Losses	$—	$—	$—	$—	$437	$—	$437

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The following tables presents the amortized cost basis of loans at December 31, 2024 and 2023 that were both experiencing financial difficulty and modified during the years then ended, by class and by type of modification. The percentage of the amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each class of financing receivable is also presented below. There were not any defaults on loans that were modified in the preceding twelve months as of December 31, 2024 and 2023.

As of and For the Year Ended December 31, 2024
					Combination	Combination
					Term	Term	Total
					Extension and	Extension and	Class of
	Principal	Payment	Term	Interest Rate	Payment	Interest Rate	Financing
	Forgiveness	Delay	Extension	Reduction	Delay	Reduction	Receivable

Construction & Land Development	$—	$—	$—	$—	$—	$—	0.0%
1-4 Family Residential	—	—	—	—	—	—	0.0%
Multi-Family Residential	—	—	—	—	—	—	0.0%
Commercial Real Estate	—	—	—	—	—	—	0.0%
Commercial Business	—	—	—	—	58	—	0.1%
Consumer	—	—	—	—	—	—	0.0%

Total	$—	$—	$—	$—	$58	$—	0.0%

As of and For the Year Ended December 31, 2023
					Combination	Combination
					Term	Term	Total
					Extension and	Extension and	Class of
	Principal	Payment	Term	Interest Rate	Payment	Interest Rate	Financing
	Forgiveness	Delay	Extension	Reduction	Delay	Reduction	Receivable

Construction & Land Development	$—	$—	$—	$—	$—	$—	0.0%
1-4 Family Residential	$—	$—	$—	$—	$—	$—	0.0%
Multi-Family Residential	$—	$—	$—	$—	$—	$—	0.0%
Commercial Real Estate	$—	$—	$—	$—	$—	$—	0.0%
Commercial Business	$—	$37	$—	$—	$168	$—	0.2%
Consumer	$—	$—	$—	$—	$—	$—	0.0%

Total	$—	$37	$—	$—	$168	$—	0.1%

As of December 31, 2024, one residential real estate collateral property with a loan balance of $34 thousand is in the process of foreclosure.

In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 2024 and 2023, there were no such loans outstanding, both direct and indirect (including guarantees), to directors, their associates, and policy-making officers.

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5.	OTHER REAL ESTATE OWNED

Other real estate owned activity for the years ended December 31, 2024 and 2023 follows (in thousands):

	2024	2023

Balance at beginning of year	$—	$248
Capitalized improvements	—	—
Valuation (allowances) recoveries	—	(60)
Gains on sale	—	82
Sales of other real estate owned	—	(270)
Balance at end of year	$—	$—

Activity in the valuation allowance for the years ended December 31, 2024 and 2023 follows (in thousands):

	2024	2023

Balance at beginning of year	$—	$70
Valuation recoveries credited to expense	—	(60)
Direct write-downs	—	—
Reductions from sales of other real estate owned	—	(10)
Balance at end of year	$—	$—

6.	PREMISES AND EQUIPMENT AND LEASES

Premises and equipment are summarized by major classifications as of December 31, (in thousands):

	2024	2023

Land	$398	$398
Buildings and improvements	2,942	2,934
Furniture, fixtures and equipment	2,157	2,113
Leasehold improvements	489	476
	5,986	5,921
Less: accumulated depreciation	3,331	3,167
	$2,655	$2,754

Depreciation expense for the years ended December 31, 2024 and 2023 was $164 thousand and $163 thousand, respectively.

The Company's leases have lease terms between two years and ten years, and most of these leases include one or more renewal options for five years or less. At lease commencement, the Company assesses whether it is reasonably certain to exercise a renewal option by considering various economic factors. Options that are reasonably certain of being exercised are factored into the determination of the lease term and related payments are included in the calculation of the right-of-use asset and lease liability.  The Company uses its incremental borrowing rate to calculate the present value of lease payments when the interest rate implicit in a lease is not disclosed.  None of the Company’s current leases contain variable lease payment terms.  The Company accounts for associated non-lease components separately.

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The following table presents right-of-use assets, included in other assets on the consolidated balance sheets, and operating lease liabilities, included in other liabilities on the consolidated balance sheets, at December 31, 2024 and 2023 (in thousands):

	2024	2023
Right-of-use assets	$707	$520

Gross lease liability	$851	$622
Less: imputed interest	129	88
Present value of lease liability	$722	$534

The weighted average remaining lease term and weighted average discount rate for operating leases at December 31, 2024 was 7.3 years and 4.23%, respectively. Maturities of the gross operating lease liability at December 31, 2024 are as follows (in thousands):

Year ending December 31:
2025	$149
2026	152
2027	100
2028	74
2029	75
Thereafter	301
Total	$851

Rent expense was $172 thousand and $181 thousand for the years ended December 31, 2024 and 2023, respectively.

7.	DEPOSITS

The following is a summary of deposits (in thousands) as of December 31:

	2024		2023
		Weighted		Weighted
		Average		Average
	Balance	Rate	Balance	Rate

NOW and Money Market accounts	$32,990	0.30%	$35,551	0.29%
Savings accounts	24,782	0.15	26,950	0.15
Certificates of deposit	103,474	4.12	100,896	3.55
Checking accounts	29,682	0.00	31,349	0.00
	$190,928		$194,746

A summary of certificate accounts (in thousands) by maturity as of December 31, 2024 follows:

Three months or less	$23,895
Three months to twelve months	74,538
Twelve months to twenty-four months	2,937
Twenty-four months to thirty-six months	1,034
Thirty-six months to forty-eight months	649
Forty-eight months to sixty months	421
$103,474

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The Company’s deposits are insured to applicable limits by the FDIC. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the maximum deposit insurance amount is $250 thousand.

Term certificates include certificates of deposit in denominations of $250 thousand or more aggregating approximately $21.8 million and $18.9 million at December 31, 2024 and 2023, respectively.

Officers’ and directors’ deposit accounts amounted to approximately $272 thousand and $303 thousand at December 31, 2024 and 2023, respectively.

As of December 31, 2024 and 2023, $3 thousand and $1 thousand, respectively, in overdrawn demand deposit accounts were reclassified as loans receivable on the consolidated balance sheets.

8.	ADVANCES FROM FEDERAL HOME LOAN BANK OF ATLANTA

The Company has a borrowing facility with the FHLB with a total maximum available balance of $55.9 million as of December 31, 2024, subject to the value of collateral pledged. As of December 31, 2024 and 2023, based on the level of collateral, the Company had credit availability of $3.3 million and $6.8 million, respectively. As of December 31, 2024 and 2023, the Company has $2.8 million and $0, respectively, in outstanding advances under the borrowing facility. The advance outstanding as of December 31, 2024 has an interest rate of 4.21% and matures in September 2025.

Wholly owned first mortgage loans on 1 - 4 family and multifamily dwelling units, commercial real estate loans, and second mortgages and home equity lines of credit with unpaid principal balances of approximately $9.7 million were pledged to the FHLB as collateral on the borrowing facility as of December 31, 2024.

9.	ADVANCES FROM FEDERAL RESERVE BANK OF RICHMOND

During the year ended December 31, 2023, the Company began participating in the Federal Reserve Bank of Richmond’s Bank Term Funding Program (“BTFP”). The Federal Reserve Board of Governors established the BTFP in March 2023 to make additional funding available to eligible depository institutions in order to help assure banks have the ability to meet the needs of all their depositors. Qualifying investment securities that were owned by the depository institutions at the time the BTFP was established may be pledged as collateral. The securities are valued at par, with no discounts applied to determine lendable value. BTFP advances can have terms up to one year and the interest rate is the one-year overnight swap rate plus 10 basis points, which will be fixed for the entire term, based on the rate on the day the advance is requested. Advances could have been requested until March 11, 2024 and may be repaid at any time without penalty. As of December 31, 2023, the par value and carrying value of securities pledged was approximately $13.2 million and $11.3 million, respectively. As of December 31, 2023, the Company had $7.0 million outstanding under the borrowing facility. The advance was fully repaid in September 2024.

During the year ended December 31, 2023, the Company began participating in the Federal Reserve Bank of Richmond’s Borrower-in-Custody (“BIC”) program. The Federal Reserve Bank of Richmond allows qualifying depository institutions to pledge loans to secure borrowings from the FRB discount window or for payment system risk purposes. The BIC arrangement permits the Company to retain possession of the loans pledged as collateral. Among other criteria, eligibility for the BIC is based on the financial condition of the depository institution, loan administration controls, documentation practices, asset quality, and the ability of the depository institution to meet the program’s requirements. As of December 31, 2024 and 2023, the outstanding principal balance of commercial business and consumer loans pledged was approximately $27.1 million and $31.7 million, respectively. As of December 31, 2024 and 2023, based on the level of collateral, the Company had credit availability of $18.9 million and $20.2 million,

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respectively. As of December 31, 2024 and 2023, the Company had no outstanding advances under the borrowing facility.

10.	INCOME TAXES

The tax effects (in thousands) of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2024 and 2023 are presented below:

	2024	2023
Deferred tax assets:
Deferred loan origination fees	$31	$37
Non-accrual interest	130	103
Allowance for loan credit losses	486	488
Capital loss carry-forwards	5	5
Net operating loss carry-forwards	16,725	16,802
Allowance for off balance sheet credit losses	12	27
Net unrealized loss (gain) on available-for-sale securities	702	672
Equity based compensation	59	74
Other	2	—
Total gross deferred tax assets	18,152	18,208

Deferred tax liabilities:
FHLB stock dividends	20	20
Tax accumulated depreciation in excess of book	367	377
Total gross deferred tax liabilities	387	397
Net deferred tax assets before valuation allowance	17,765	17,811
Valuation allowance	(8,031)	(8,031)
Net deferred tax assets	$9,734	$9,780

The Company established a full valuation allowance on its deferred tax assets during the third quarter 2012 in accordance with accounting principles generally accepted in the United States of America. The establishment of the valuation allowance did not preclude the Company from realizing these assets in the future. During the year ended December 31, 2022, the Company reduced the valuation allowance on its deferred tax asset by approximately $9.6 million. The analysis of the deferred tax asset valuation allowance considered the Company’s return to profitability in December 2021 that continued throughout 2022, 2023, and 2024, as well as the reduction in OREO and removal of the Written Agreement with the Company’s regulatory agencies, both of which have a significant impact on the Company’s future earnings. The amount of the valuation allowance reduction was determined based on the Company’s projected future earnings that can be applied to the loss carry-forwards before their expiration date. The Company has federal loss carry-forwards totaling approximately $61.5 million that begin to expire in 2033.

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Income tax expense (benefit) (in thousands) for the years ended December 31 consists of:

	2024	2023
Current income taxes:
Federal	$—	$—
State	—	—
	—	—
Deferred income taxes:
Federal	52	160
State	23	68
	75	228
Total income tax expense (benefit)	$75	$228

A reconcilement of the difference between the statutory federal income tax rate and the effective tax rate for the Company is shown below as of December 31:

	2024	2023

Federal income tax rate	21.0%	21.0%
Increase (decrease) resulting from:
State income taxes, net of federal
income tax benefit	6.5	6.5
Other	0.8	0.3
Effective tax rate	28.3%	27.8%

The Company files income tax returns in the U.S. federal jurisdiction and in the State of Maryland. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2021.

11.	REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below and as defined in the regulations) of total and Tier 1 capital to risk-weighted assets, of Tier 1 capital to average assets, and Common Equity Tier 1 capital. Management believes, as of December 31, 2024 and 2023, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2024, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that

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management believes have changed the Bank’s categorization. The Bank’s actual capital amounts and ratios are also presented in the table below.

			To be Well
			Capitalized Under
			Prompt Corrective		For Capital
	Actual		Action Rules		Adequacy Purposes
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2024:
Total risk-based capital ratio	$23,495	13.01%	$18,060	10.00%	$14,448	8.00%
Tier 1 risk-based capital ratio	22,260	12.33	14,448	8.00	10,836	6.00
Common equity tier 1 capital ratio	22,260	12.33	11,739	6.50	8,127	4.50
Tier 1 leverage ratio	22,260	9.82	11,329	5.00	9,064	4.00

As of December 31, 2023:
Total risk-based capital ratio	$23,055	11.94%	$19,306	10.00%	$15,445	8.00%
Tier 1 risk-based capital ratio	22,043	11.42	15,445	8.00	11,584	6.00
Common equity tier 1 capital ratio	22,043	11.42	12,549	6.50	8,688	4.50
Tier 1 leverage ratio	22,043	9.67	11,395	5.00	9,116	4.00

12.	OFFICER, DIRECTOR, AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plans

In 2021, the Company adopted an Equity Incentive Plan (“Plan”) that provides that the Board of Directors or the Compensation Committee of the Board of Directors (“Committee”) may grant various types of awards to directors, officers, and employees. Types of awards allowed under the Plan include stock options, restricted stock, restricted stock units, stock appreciation rights, and performance units. The total number of shares of common stock to be reserved and available for awards under the Plan is 1,532,832 shares.

In November 2022, of the 1,532,832 shares available for awards under the Plan, the Board of Directors granted options to purchase up to 1,153,846 shares of common stock of the Company. The exercise price of the options is $1.30 per share. One-fifth of the options will become fully vested and exercisable on each of the first five anniversaries of the date of grant, provided the holder is an employee or director of the Bank or the Company as of such date. At December 31, 2024 and 2023, the Bank had $307 thousand and $445 thousand, respectively, in unrecognized compensation costs related to stock options. In September 2023, the stock option agreements to purchase up to 769,231 shares of common stock were amended such that the stock options will become fully vested and exercisable upon a change in control. Therefore, the amortization of the cost of these stock options is no longer being recognized in the consolidated Statements of Income as of the date of the amended agreements. The cost of the remaining 384,615 stock options continued to be amortized in equal annual installments until September 2024 when the holder elected not to exercise the options and the options were cancelled. The expiration date of the stock options is the ten-year anniversary of the date of grant. For the years ended December 31, 2024 and 2023, the expense related to the stock options is approximately $26 thousand and $65 thousand, respectively.

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A summary of the Company’s activity under the Plan, and related information for the years ended December 31 follows:

	2024		2023
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value

Unvested at beginning of year	1,153,846	$1.30	1,153,846	$1.30
Cancelled	(384,615)	1.30	—	—
Forfeited	—	—	—	—
Granted	—	—	—	—
Released	—	—	—	—

Unvested at end of year	769,231	$1.30	1,153,846	$1.30

Restricted Stock Awards

In November 2022, the Board of Directors approved discretionary restricted stock awards for 1,076,924 shares of common stock. One-fifth of the awards will become fully vested and exercisable on each of the first five anniversaries of the date of grant, provided the holder of the award is an employee or director of the Bank or the Company as of such date. At December 31, 2024 and 2023, the Bank had approximately $923 thousand and $1.2 million, respectively, in unrecognized compensation costs related to restricted stock awards. In September 2023, the restricted stock award agreements for 800,000 shares of common stock were amended such that the awards will be deemed non-forfeitable and transferable upon a change in control. Therefore, the amortization of the cost of these restricted stock awards is no longer being recognized in the consolidated Statements of Income as of the date of the amended agreements. The cost of the remaining 276,924 restricted stock awards continued to be amortized in equal annual installments until they were fully vested and released in the fourth quarter 2024. For the years ended December 31, 2024 and 2023, the expense related to the restricted stock awards is approximately $281 thousand and $166 thousand, respectively. For the year ended December 31, 2024, $145 thousand of the total amount was related to a portion of the awards withheld to cover related taxes.

A summary of the Company’s additional stock-based compensation activity and related information for the years ended December 31 follows:

	2024		2023
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value

Unvested at beginning of year	1,076,924	$1.30	1,076,924	$1.30
Cancelled	—	—	—	—
Forfeited	—	—	—	—
Awarded	—	—	—	—
Released	(276,924)	1.30	—	—

Unvested at end of year	800,000	$1.30	1,076,924	$1.30

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Profit Sharing Plan

The Bank established a defined contribution 401(k) profit sharing plan (“401(k)”) for the benefit of its employees. The 401(k) covers all full-time employees who meet certain eligibility requirements as to age and length of service. Contributions to the 401(k) are based on the amounts contributed by employees. The employees may contribute a percentage of their annual compensation to the 401(k). The Company makes a discretionary matching contribution equal to a uniform percentage of the amount of the employees’ contribution. In applying the matching contribution, only employee salary deductions up to 2.0% will be considered. The Company may also make a discretionary profit sharing contribution to the 401(k) as determined by the Board of Directors. For the years ended December 31, 2024 and 2023, the Company’s expense related to the 401(k) was $39 thousand and $37 thousand, respectively.

13.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Company has various outstanding credit commitments which are properly not reflected in the financial statements. These commitments are made to satisfy the financing needs of the Company’s clients. The associated credit risk is controlled by subjecting such activity to the same credit and quality controls that exist for the Company’s lending and investing activities. The commitments involve diverse business and consumer customers and are generally well collateralized. Management does not anticipate that losses, if any, which may occur as a result of these commitments, would materially affect the stockholders’ equity of the Company. Since a portion of the commitments have some likelihood of not being exercised, the amounts do not necessarily represent future cash requirements.

Loan and credit line commitments, excluding unused portions of home equity lines of credit, totaled approximately $5.3 million at December 31, 2024, and $5.3 million at December 31, 2023. These commitments are contingent upon continuing customer compliance with the terms of the agreement.

Unused portions of home equity lines at year-end amounted to approximately $3.9 million at December 31, 2024 and $2.9 million at December 31, 2023. The Bank’s home equity line accounts are secured by the borrower’s residence.

Irrevocable letters of credit, totaling $994 thousand at December 31, 2024 and $1.1 million at December 31, 2023, are obligations to make payments under certain conditions to meet contingencies related to customers’ contractual agreements. They are primarily used to guarantee a customer’s contractual and/or financial performance and are seldom exercised.

The Bank has established an allowance for off balance sheet credit exposures. The allowance is established as losses are estimated to have occurred through a loss for off balance sheet credit exposures charged to earnings. Losses are charged against the allowance when management believes the required funding of these exposures is uncollectible. While this evaluation is completed on a regular basis, it is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. At December 31, 2024 and 2023, the allowance was approximately $45 thousand and $99 thousand, respectively, and is included in other liabilities on the consolidated balance sheets.

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Activity in the allowance for the years ended December 31, 2024 and 2023 follows (in thousands):

	2024	2023

Balance at beginning of year	$99	$615
Provision for off balance sheet credit losses	120	195
Cash disbursements to offset the credit exposures	(174)	(711)
Balance at end of year	$45	$99

14.	EARNINGS (LOSS) PER SHARE

In the following table, basic earnings (loss) per share is derived by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. The weighted average number of shares used in the calculation of basic earnings per share includes unvested restricted stock awards, as they contain voting and dividend rights. The diluted earnings per share are derived by dividing net income (loss) by the weighted average number of shares outstanding, adjusted for the dilutive effect if agreements to issue common stock were exercised or converted into common stock. The dilutive effect of unvested stock options and restricted stock awards is computed using the treasury stock method. No shares were dilutive for the years ended December 31, 2024 and 2023.

The calculation of earnings (loss) per common share for the years ended December 31 follows (in thousands, except per share data):

	2024	2023
BASIC:
Net income (loss) available to common stockholders	$190	$591

Average common shares outstanding	16,536	16,540
Basic earnings (loss) per share	$0.01	$0.04

DILUTED:
Net income (loss) available to common stockholders	$190	$591

Average common shares outstanding	16,536	16,540
Dilutive stock adjustment	—	—
Average common shares outstanding – diluted	16,536	16,540

Diluted earnings (loss) per share	$0.01	$0.04

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 825 Disclosure About Fair Value of Financial Instruments requires that the Company disclose estimated fair values for both its on and off-balance sheet financial instruments.

Current accounting pronouncements require disclosure of the estimated fair value of financial instruments. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. With the exception of certain marketable securities, the Company’s financial instruments are not readily marketable and market prices do not exist. Since negotiated prices in illiquid markets depend upon the then present motivations

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of the buyer and seller, the assumption could be made the actual sales prices could reasonably vary widely from any estimate of fair value made without the benefit of negotiations. Additionally, the changes in market interest rates can dramatically impact the value of financial instruments in a short period of time. Finally, the Company expects to retain substantially all assets and liabilities measured at fair value to their maturity or call date. Accordingly, the fair values disclosed herein are unlikely to represent the instruments’ liquidation values, and do not with the exception of securities, loans, time deposits, and borrowings, consider exit costs since they cannot be reasonably estimated.

Accounting principles establish a three-level valuation hierarchy for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices for identical assets and liabilities in active markets.

Level 2	Inputs to the valuation methodology included quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The estimated fair values of financial instruments (in thousands) at December 31, 2024 follow:

			Fair Value Measurements at Reporting Date Using
			Quoted Prices
			In Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying		Assets	Inputs	Inputs
	Value	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalents	$18,082	$18,082	$18,082	$—	$—
Investment securities:
Available-for-sale	21,944	21,944	—	21,944	—
Loans receivable, net	166,726	153,273	—	—	153,273
Restricted investment securities	1,192	1,192	—	1,192	—
Accrued interest receivable	1,091	1,091	—	1,091	—
Financial liabilities:
Deposits	190,928	190,410	—	—	190,410
Advances from Federal Home Loan Bank of Atlanta	2,750	2,747	—	—	2,747
Accrued interest payable	37	37	—	37	—

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The estimated fair values of financial instruments (in thousands) at December 31, 2023 follow:

			Fair Value Measurements at Reporting Date Using
			Quoted Prices
			In Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying		Assets	Inputs	Inputs
	Value	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalents	$15,151	$15,151	$15,151	$—	$—
Investment securities:
Available-for-sale	17,759	17,759	—	17,759	—
Loans receivable, net	179,510	165,046	—	—	165,046
Restricted investment securities	1,046	1,046	—	1,046	—
Accrued interest receivable	972	972	—	972	—
Financial liabilities:
Deposits	194,746	193,438	—	—	193,438
Advances from Federal Reserve Bank of Richmond	7,000	7, 006	—	—	7,006
Accrued interest payable	40	40	—	40	—

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16.	ASSETS MEASURED AT FAIR VALUE

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available-for-sale: Securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured using independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

Accounting principles permit the measurement of certain assets at fair value on a nonrecurring basis. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following table summarizes the Company’s assets (in thousands) that were measured at fair value on a recurring basis during the period.

		Fair Value Measurements at Reporting Date Using
Description	Carrying Value	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2024
Investment securities
available-for-sale
SBA securitized loan pools	$602	$—	$602	$—
Mortgage-backed securities	20,204	—	20,204	—
Corporate bonds	1,138	—	1,138	—

Total investment securities available-for-sale	$21,944	$—	$21,944	$—

December 31, 2023
Investment securities
available-for-sale
SBA securitized loan pools	$147	$—	$147	$—
Mortgage-backed securities	16,513	—	16,513	—
Corporate bonds	1,099	—	1,099	—

Total investment securities available-for-sale	$17,759	$—	$17,759	$—

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The Company may be required, from time to time, to measure certain other financial assets and liabilities at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower of cost or market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis at December 31, 2024 and 2023, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the assets. For other real estate owned and individually evaluated loans, Level 3 assets are valued at the lesser of the unpaid principal balance of the loan, or the appraised value of the underlying collateral, net of estimated disposal costs, as determined by a third-party appraiser.

The following describes the valuation techniques used by the Company to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Collateral Dependent Loans: The Company does not record loans at fair value on a recurring basis; however, from time to time a loan is individually evaluated and a specific reserve is established. Loans for which the probability exists the payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are individually evaluated. Once a loan is identified as collateral dependent, management measures the extent of any loss. The fair value of these loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flow. Those loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investment in such loans. Individually evaluated loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When an appraised value is not available or management determines the fair value of collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

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		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
(In thousands)		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
Description	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2024
Individually evaluated loans:
Commercial Business	$201	$—	$—	$201
Total	$201	$—	$—	$201

December 31, 2023
Individually evaluated loans:
Commercial Business	$1,208	$—	$—	$1,208
Total	$1,208	$—	$—	$1,208

	Fair Value Measurements
				Weighted
	Fair	Valuation	Unobservable	Average
Description	Value	Technique	Inputs	Discount
December 31, 2024
Individually evaluated loans:
Commercial Business	$201	Sales Comparison Approach	Adjustment for differences in comparable sales and age	70%

December 31, 2023
Individually evaluated loans:
Commercial Business	$1,208	Sales Comparison Approach	Adjustment for differences in comparable sales and age	27%

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17.	CECIL BANCORP, INC. - HOLDING COMPANY ONLY FINANCIAL INFORMATION

The following condensed balance sheets as of December 31, 2024 and 2023 and condensed statements of income and cash flows for the years then ended for Cecil Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

BALANCE SHEETS (in thousands)

ASSETS

	2024	2023

Cash	$273	$283
Other assets	6	3
Investment in subsidiary	28,288	28,007

Total assets	$28,567	$28,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total liabilities	$—	$—

Stockholders’ equity:
Total stockholders’ equity	28,567	28,293

Total liabilities and stockholders’ equity	$28,567	$28,293

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STATEMENTS OF INCOME

(in thousands)

	Years Ended December 31,
	2024	2023
Income:
Equity in undistributed earnings (loss) of subsidiary	$197	$600

Operating expenses:
Other	7	9
Total operating expenses	7	9

Net income (loss)	$190	$591

STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$190	$591
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed (earnings) loss of subsidiaries	(197)	(600)
Net change in other assets	(3)	—
Net cash provided by (used in) operating activities	(10)	(9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	—	—

NET INCREASE (DECREASE) IN CASH	(10)	(9)
CASH AT BEGINNING OF PERIOD	283	292
CASH AT END OF PERIOD	$273	$283

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